EXHIBIT 10.1

THE NEW YORK TIMES COMPANY

NON-EMPLOYEE DIRECTORS DEFERRAL PLAN
AS AMENDED THROUGH OCTOBER 11, 2007

ARTICLE 1

NAME AND PURPOSE

The New York Times Company (the “Company”) hereby establishes The New York Times Company Non-Employee Directors Deferral Plan (the “Plan”). The purpose of the Plan is to provide a means for (i) the elective deferral of the payment of compensation payable to non-employee directors of the Company and (ii) the payment of a portion of compensation payable to non-employee directors of the Company in the form of deferred compensation.

ARTICLE 2

EFFECTIVE DATE

The Plan is effective as of September 17, 1997 (the “Effective Date”). The terms of the Plan, as amended through October 11, 2007, apply to all deferred amounts whether made before or after October 11, 2007.

ARTICLE 3

PARTICIPATION

Each member of the Board of Directors of the Company (the “Board”) who is not an employee of the Company or any subsidiary of the Company may participate in the Plan (each a “Non-Employee Director”).

ARTICLE 4

DEFERRAL ELECTIONS

Pursuant to the terms of the Plan, a Non-Employee Director may make an election to defer a percentage of (i) the annual retainer fee payable in respect of the Non-Employee Director’s service on the Board and (ii) the Board meeting fees and committee meeting fees payable in respect of the Non-Employee Director’s attendance at such meetings (collectively, “Compensation”). A Non-Employee Director’s deferral election may apply to one or both of the foregoing categories of Compensation and may range from 10% to 100% of such Compensation, in 10% gradations, as elected by the Non-Employee Director. Each initial deferral election and each change to an existing deferral election shall be made by the submission of an Election Form. The Election Form shall include: (x) the amount of the deferral, (y) the form of the deferral (cash or stock), and (z) the form of the distribution (lump-sum or installment) for the deferral. Each initial deferral election and each change to an existing deferral election shall be made by the submission of an Election Form as follows:

(a)   Prior to December 31st of each year, each Non-Employee Director may submit an Election Form which will be given effect with respect to Compensation earned by the Non-Employee Director for the subsequent calendar year.

(b)   Each Non-Employee Director initially elected or appointed to the Board on or after the December 31  of the previous calendar year may submit an Election Form no later than thirty (30) calendar days following the Non-Employee Director’s election or appointment, which Election Form will be given effect with respect to Compensation earned by the Non-Employee Director after the submission of the Election Form.

(c)   At any time after the election periods described in subparagraphs (a) and (b) above, a Non-Employee Director may submit an initial Election Form or a new Election Form superseding an existing Election Form, in which case such initial or new Election Form will be given effect with respect to Compensation earned by the Non-Employee Director for the subsequent calendar year. Any changes to the form of distribution must be consistent with the provisions of Article 7.

ARTICLE 5

BENEFICIARY DESIGNATION

Each Non-Employee Director may, at any time, designate one or more Beneficiaries to receive amounts credited to the Non-Employee Director’s deferral accounts in the event of the Non-Employee Director’s death. A Non-Employee Director may make an initial Beneficiary designation, or change an existing Beneficiary designation, by completing and signing a Beneficiary Designation Form and submitting it to the Secretary of the Company. Upon acceptance by the Secretary of the Company of a Non-Employee Director’s Beneficiary Designation Form, all Beneficiary designations previously filed shall automatically be canceled.

ARTICLE 6

MAINTENANCE OF DEFERRED ACCOUNTS/DISCRETIONARY GRANTS

Compensation may be deferred by a Non-Employee Director under the Plan either in the form of cash or units of class A common stock of the Company (“Stock”) (but in no event shall deferrals be made in a combination of cash and Stock). Compensation deferred by a Non-Employee Director under the Plan shall be credited to record keeping accounts maintained by the Company in the Non-Employee Director’s name as follows:

(a)   CASH DEFERRALS. Deferrals made in cash shall be credited to an account (“Cash Deferral Account”) as of the date on which such Compensation would otherwise have been paid to the Non-Employee Director. All amounts credited to a Non-Employee Director’s Cash Deferral Account shall accrue interest from the time such amounts would otherwise have been paid to the Non-Employee Director until the date that such amounts cease accruing interest in connection with a distribution pursuant to Article 7. The interest rate shall be reset annually and shall equal the interest rate payable on one-year U.S. Treasury Bills auctioned in the first auction of the calendar year; provided however, if no one-year U.S. Treasury Bills are being auctioned, such interest rate shall equal the closing yield on a U.S. Treasury Note with one-year remaining to maturity as of the first business day of the calendar year. Interest in a Cash Deferral Account shall be compounded as of the last business day of each calendar quarter.

(b)   STOCK DEFERRALS. Deferrals made in Stock shall be initially credited in cash to an account (“Interim Cash Deferral Account”) as of the date on which such Compensation would otherwise have been paid to the Non-Employee Director. All amounts credited to a Non-Employee Director’s Interim Cash Deferral Account shall accrue interest from the time such amounts would otherwise have been paid to the Non-Employee Director until, as the case may be, the date that such amounts are credited to the Non-Employee Director’s Stock Deferral Account, as provided in this paragraph, or the date that such amounts cease accruing interest in connection with a distribution pursuant to Article 7. Amounts in the Interim Cash Deferral Account, including interest and Deemed Dividends (as defined below), shall be credited to an account (the “Stock Deferral Account”) as of the date of the Company’s Annual Meeting of Stockholders first occurring after the date on which such amounts were credited to the Interim Cash Deferral Account. All amounts to be credited to a Non-Employee Director’s Stock Deferral Account shall be credited using the average closing price of a share of Stock on the New York Stock Exchange for the 30 trading days prior to the date of credit. Dividends with respect to any Stock credited to a Non-Employee Director’s Stock Deferral Account will be credited as cash on the dividend payment date to the Interim Cash Deferral Account (“Deemed Dividends”) and shall accrue interest in the same manner as other amounts credited to such account from such time until such amounts are credited to the Non-Employee Director’s Stock Deferred Account pursuant to the terms of this paragraph. Interest in an Interim Cash Deferral Account shall be compounded as of the last business day of each calendar quarter. The interest rate for the purposes of this paragraph (b) shall be the rate set forth in paragraph (a) above.

On the date of the Company’s Annual Meeting of Stockholders each year, an amount of Stock, determined in accordance with the next sentence, may (in the discretion of the Board) be credited to each Non-Employee Director’s Stock Deferral Account (“Discretionary Grants”). The amount of Stock, if any, to be credited shall be equal to the dollar amount, if any, determined by the Board from time to time for this purpose, divided by the average closing price of a share of Stock on the New York Stock Exchange for the 30 trading days prior to the date of such Annual Meeting of Stockholders.

ARTICLE 7

METHOD OF DISTRIBUTION OF DEFERRALS

No distribution of deferrals may be made except as provided in this Article 7. All distributions, whether deferrals are made in cash or Stock, shall be made in cash as provided hereunder.

(a)   CASH DEFERRALS AND INTERIM CASH DEFERRALS. As described in the following sentence, the full amount credited to a Non-Employee Director’s Cash Deferral Account and Interim Cash Deferral Account shall be distributed to the Non-Employee Director after the cessation of the Non-Employee Director’s service on the Board for any reason other than death. Such distribution shall be made in the form of (i) a lump sum cash payment made on the 30th day following the end of the month in which the Non-Employee Director ceases service and shall consist of all amounts credited to such Non-Employee Director’s Cash Deferral Account and Interim Cash Deferral Account plus interest accrued through the end of the month in which the Non-Employee Director ceases service or (ii) substantially equal annual cash installments over a period of up to ten (10) years, as designated on the Distribution Election Form submitted by the Non-Employee Director, with each installment payable as of January 30 of each of the selected number of years and the first installment payable on the January 30 immediately following the Non-Employee Director’s cessation from service. Each such cash installment shall consist of all amounts credited to such Non-Employee Director’s Cash Deferral Account and Interim Cash Deferral Account, plus interest accrued through the end of the calendar year prior to the year in which each such cash installment is paid, divided by the remaining number of years during which the amounts are to be distributed. If, subsequent to submitting an initial Distribution Election Form the Non-Employee Director wishes to change the form of distribution, then (x) a written election to do so must be made at least twelve months prior to the time the Non-Employee Director ceases service, (y) such election will not take effect for twelve (12) months of the date of the election, and (z) if the election does take effect, payments under such subsequent election may not commence prior to the fifth anniversary of the date the payment otherwise would have been paid. All distributions under this paragraph are subject to the terms of paragraph (d) of this Article 7.

(b)   STOCK DEFERRALS. As described in the following sentence, the full amount credited to a Non-Employee Director’s Stock Deferral Account shall be distributed to the Non-Employee Director after the cessation of the Non-Employee Director’s service on the Board for any reason other than death. Such distribution shall be in the form of (i) a lump sum cash payment made on the 30th day following the end of the month in which the Non-Employee Director ceases service and shall be calculated by multiplying the number of units of Stock credited to the Non-Employee Director’s Stock Deferral Account by the closing price of a share of Stock on the last business day of the month in which the Non-Employee Director ceases service, or (ii) substantially equal annual cash installments over a period of up to ten (10) years, as designated on the Distribution Election Form submitted by the Non-Employee Director, with each installment payable as of January 30 of each of the selected number of years and the first installment payable on the January 30 immediately following the Non-Employee Director’s cessation from service. Each such installment shall be calculated by multiplying the number of units of Stock credited to such Non-Employee Director’s Stock Deferral Account by the closing price of a share of Stock on the last business day of the calendar year prior to the year in which each such installment is paid, and dividing the total thereof by the remaining number of years during which the amounts are to be distributed. If, subsequent to submitting an initial Distribution Election Form the Non-Employee Director wishes to change the form of, then (x) a written election to do so must be made at least twelve months prior to the time the Non-Employee Director ceases service, (y) such election will not take effect for twelve (12) months of the date of the election, and (z) if the election does take effect, payments under such subsequent election may not commence prior to the fifth anniversary of the date the payment otherwise would have been paid. All distributions under this paragraph are subject to the terms of paragraph (d) of this Article 7.

(c)   OTHER. (i) Notwithstanding the foregoing, at the written request of a Non-Employee Director, the Nominating & Governance Committee of the Board (in its role as Plan administrator), may in its sole discretion, accelerate the payment of amounts credited to the Non-Employee Director’s deferral accounts, upon a showing of unforeseeable financial emergency by such Non-Employee Director, taking into account the Non-Employee Director’s other financial resources. Such distribution shall be made in the form of a lump sum cash payment and shall not exceed the lesser of (x) the amount necessary to meet the financial need created by the unforeseeable emergency, plus any taxes reasonably anticipated as a result of the distribution or (y) all amounts credited to such Non-Employee Director’s deferral account plus interest accrued through the end of the month immediately preceding the month in which such request was made. Amounts distributed shall first be credited against the Non-Employee Director’s Cash Deferral Account, then against his or her Interim Cash Deferral Account, and then against his or her Stock Deferral Account (based on the closing price of a share of Stock on the date the request for distribution is made). For these purposes, “unforeseeable financial emergency” is a severe financial hardship resulting from a sudden and unexpected illness or accident of the Non-Employee Director, the Non-Employee Director’s spouse or the Non-Employee Director’s dependent, loss of the Non-Employee Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Non-Employee Director. In any event, payment may not be made to the extent such emergency is or may be relieved: (1) through reimbursement or compensation by insurance or otherwise; (2) by liquidation of the Non-Employee Director’s assets, to the extent the liquidation of such assets would not, itself, cause severe financial hardship; or (3) by cessation of deferrals under the Plan. Examples of what are not considered to be unforeseeable emergencies include the need to pay a child’s tuition expenses or the desire to purchase a home.

(ii)   In the event of a Non-Employee Director’s death either before or after the Non-Employee Director’s cessation from service on the Board, all amounts then credited to the Non-Employee Director’s Cash Deferral Account, Interim Cash Deferral Account and Stock Deferral Account shall be distributed to the Non-Employee Director’s designated Beneficiaries in the form of a lump sum cash payment within thirty (30) days after the end of the month in which such death occurred or, if not practicable to pay such amount in the 30-day period, such amount shall be paid by the end of the taxable year of the Non-Employee Director in which death occurs (if later than the end of the 30-day period) and shall consist of all amounts credited to such Non-Employee Director’s deferral accounts plus any dividend equivalents and interest accrued through the end of the month in which such death occurred. Stock in a Non-Employee Director’s Stock Deferral Account shall be valued as of the last business day of the month in which such death occurred. If the Non-Employee Director has not designated a Beneficiary or the Non-Employee Director’s designated Beneficiary(ies) do not survive the Non-Employee Director, the full amount of the Non-Employee Director’s deferral account shall be paid to the Non-Employee Director’s spouse, or if there is no spouse, to the Non-Employee Director’s estate. All distributions under this subparagraph (ii) are subject to the terms of paragraph (d) of this Article 7.

(iii)  If at the time of a Non-Employee Director’s cessation from service on the Board, he or she is or becomes an employee of the Company, then for purposes determining the timing of distributions pursuant to this Article 7, such cessation from service on the Board shall trigger payment to the individual under the Plan notwithstanding that the individual is or becomes an employee at such time; provided, however, if immediately prior to such termination he or she is a “Specified Employee” within the meaning of Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended, and as determined in accordance with The New York Times Company 1991 Executive Stock Incentive Plan, no distribution may be made before the date that is six months after the date of such cessation from service (or, if earlier than the end of such 6-month period, the date of death of the Non-Employee Director). The accumulated postponed amount shall be paid to the Non-Employee Director on the 10th day after the end of the six month period (or within 10 days after the death of the Non-Employee Director, if earlier). All distributions under this subparagraph (iii) are subject to the terms of paragraph (d) of this Article 7.

(d)   WHEN A PAYMENT IS TREATED AS MADE. In accordance with Section 1.409A-3(d) of the Treasury Regulations, a distribution under this Plan will be treated as made on the designated payment date if the payment is made (i) at such date or a later date within the same calendar year, or if later, by the 15th day of the third month following the date designated in the Plan (provided the Non-Employee Director may not, directly or indirectly, designate the year of payment), or (ii) at a date no earlier that 30 days before the designated payment date and the Non-Employee Director (or, in the event of the death of the Non-Employee Director, his or her Beneficiary) may not directly or indirectly designate the taxable year of the payment.

ARTICLE 8

UNFUNDED STATUS OF THE PLAN

A Non-Employee Director shall not have any interest in any amount credited to his or her deferral accounts until it is distributed in accordance with the Plan. Distributions under the Plan shall be made only from the general assets of the Company. All amounts deferred under the Plan shall remain the sole property of the Company, subject to the claims of its general creditors and available for its use for whatever purposes are desired. With respect to amounts deferred, a Non-Employee Director is merely a general creditor of the Company; and the obligation of the Company hereunder is purely contractual and shall not be funded or secured in any way.

ARTICLE 9

NON-ALIENABILITY AND NON-TRANSFERABILITY

The rights of a Non-Employee Director to the payment of amounts credited to his or her deferral accounts shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation. A Non-Employee Director may not borrow against amounts credited to the Non-Employee Director’s account and such amounts shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, change, garnishment, execution or levy of any kind, whether voluntary or involuntary, prior to distribution.

ARTICLE 10

STATEMENT OF ACCOUNT

Statements will be sent to each Non-Employee Director within thirty (30) days after each year’s Annual Meeting of Stockholders indicating the balance of the Non-Employee Director’s accounts as of the end of business on the date of the Annual Meeting (giving effect to the grants and transfers made as of such date).

ARTICLE 11

ADMINISTRATION

Except with respect to Discretionary Grants, the Plan is intended to be self-effectuating and does not require the exercise of discretion by the Company. With respect to the Discretionary Grants, and otherwise, to the extent necessary, the Nominating & Governance Committee of the Board shall act as the Plan administrator for purposes of resolving any ambiguities, claims or disputes arising with respect to the Plan or any deferrals under the Plan. As such the Nominating & Governance Committee is authorized to make any rulings and determinations that it deems to be appropriate and consistent with the terms and intent of the Plan and all such rulings and determinations shall be final and binding upon all parties for all purposes. Any member of the Nominating & Governance Committee making a claim or request to the Nominating & Governance Committee with respect to his or her rights or interests under the Plan shall excuse himself or herself from the Nominating & Governance Committee’s determination with respect to such claim or request.

ARTICLE 12

AMENDMENT AND TERMINATION

The Plan may, at any time, be amended, modified or terminated by the Board. No amendment, modification or termination shall, without the consent of a Non-Employee Director, adversely affect such Non-Employee Director’s rights with respect to amounts accrued under his or her deferral account.

ARTICLE 13

NOTICES

All notices and forms to be submitted to the Company hereunder shall be delivered to the attention of the Secretary of the Company.